Exhibit 99.1

WEX Announces Private Offering of Senior Notes

SOUTH PORTLAND, Maine—(BUSINESS WIRE)—January 22, 2013 — WEX Inc. (NYSE: WXS), a Delaware corporation (the “Company”), today announced that it has commenced a private offering, subject to market and other conditions, of up to approximately $350 million in aggregate principal amount of senior notes due 2023. The offering will be made to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and in offshore transactions pursuant to Regulation S under the Securities Act. The Company intends to use the net proceeds of the offering to repay a portion of the indebtedness outstanding under the Company’s senior secured credit facility and to pay related fees and expenses. To the extent that there are any remaining proceeds, the Company intends to use them for general corporate purposes.

The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any offer, solicitation or sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the notes and the senior secured credit facility. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including market conditions and the risks and uncertainties referenced from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

CONTACT:

News media contact:

WEX Inc.

Jessica Roy, 207-523-6763

or

Investor contact:

WEX Inc.

Michael E. Thomas, 207-523-6743

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